Exhibit 10.38

second AMENDMENT TO LEASE AGREEMENT

THIS second AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made as of November 5, 2016, between FPOC, LLC, a California limited liability company (hereinafter called "Landlord"), and Ekso Bionics, Inc., a Delaware corporation formerly known as Berkeley Bionics, Inc. (hereinafter called "Tenant"), having a place of business at 1414 Harbour Way So., Suite 1201, Richmond, California 94804 (the “Premises”).

RECITALS:

A.	Landlord is the owner of the office building located at 1414 Harbour Way So., Richmond, California 94804, and commonly known as The Ford Building (the “Building”).

B.	Tenant is the tenant of the Building pursuant to a Lease Agreement with Landlord dated November 29, 2011, as amended by a First Amendment to Lease Agreement dated March 28, 2012 (as so amended, the “Lease”).

C.	On or about December 8, 2011, Tenant changed its name from “Berkeley Bionics, Inc.” to “Ekso Bionics, Inc.” and subsequently reconstituted itself as a Delaware corporation as a result of a January 15, 2014 merger.

D.	Landlord and Tenant desire to modify the Lease in certain respects to provide for, among other things, the renewal of the Lease term pursuant to Tenant’s exercise of its Option to Renew as set forth in Exhibit E to the Lease.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.          Capitalized Terms; Incorporation of Recitals. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Lease. The recitals set forth above are incorporated by reference in this Amendment with the same force and effect as if repeated at length.

2.          Option Term. Landlord and Tenant hereby agree that the Term of the Lease shall be extended for an additional five (5) years, commencing June 1, 2017 and expiring May 31, 2022 (“Extended Term”), on all of the same terms and conditions contained in the Lease except as otherwise provided in this Amendment.

3.          Rent During Option Term. The Base Rent payable by Tenant for the Premises shall be $32,177.52 per month during the first year of the Extended Term. Thereafter, Base Rent shall increase by three percent (3%) per annum, as follows:

Year of Extended Term	Monthly Base Rent

6/1/17 – 6/30/17	$22,177.52
7/1/17 – 5/31/18	$32,177.52
6/1/18 – 5/31/19	$33,142.85
6/1/19 – 5/31/20	$34,137.13
6/1/20 – 5/31/21	$35,161.24
6/1/21 – 5/31/22	$36,216.08

Effective June 1, 2017 until June 30, 2017, Tenant will receive a one-time credit in the amount $10,000.00 towards the Monthly Base Rent as reflected in the above schedule.

4.          Tenant Improvements. Tenant acknowledges and agrees that Landlord is under no obligation to make any improvements or other modifications to the Premises and Tenant is entering into this Amendment on said basis and accepting the Premises in its “AS-IS” condition; however, Landlord at Landlord’s cost shall extend the sheetrock to the ceiling at the two dressing rooms, as outlined on Exhibit A, within the Premises.

5.          Cancellation. In the event Landlord chooses to raze the Project or in the event the Project is under contract to be sold or in the event all or substantially all of the Project is leased to one tenant during the term of this Lease, Landlord may cancel this Lease and terminate Tenant’s right of occupancy hereunder by giving nine (9) months written notice of such cancellation to Tenant. Within ten (10) days after Tenant vacates the Premises, provided, (1) Tenant is not then in default under the terms of the Lease, and (2) Tenant has vacated the Premises within the aforesaid nine (9) month period, Landlord shall pay to Tenant a sum equal to the total of three (3) months Monthly Rent, the remaining unamortized cost of leasehold improvements installed by Tenant (amortized over a period not to exceed the length of the term of the Lease), and any remaining security deposit; upon the payment of which, each party shall be released from further obligation to the other.

6.          Relocation. For the purpose of maintaining a proper and acceptable economic distribution of tenants throughout the Project, Landlord shall have the right during the term of this Lease to relocate the Premises within the Project on the following terms and conditions: (a) the square footage of the Premises in the new location is equal to the square footage of the Premises in the existing location (subject to a variation of up to ten percent (10%), provided the amount of Monthly Rent payable under this Lease is not increased); (b) if the prevailing rental rate for the new location is less than the amount being paid for the present location, the Rent shall be reduced to equal the then prevailing Rent for the new location; (c) Landlord shall pay the cost of providing tenant improvements in the new location comparable to the tenant improvements in the existing location; (d) Landlord shall pay the expenses reasonably incurred by Tenant in connection with such substitution of Premises, including but not limited to costs of moving, door lettering, telephone relocation and reasonable quantities of new stationery. Landlord shall deliver to Tenant written notice of Landlord’s election to relocate the Premises, specifying the new location and the amount of Rent payable therefor at least nine (9) months prior to the date the relocation is to be effective.

7.          California Civil Code Disclosure. In accordance with California Civil Code Section 1938, Landlord hereby discloses that, as of the date of this Lease, the Project has not been inspected by a Certified Access Specialist (CASp).

8.          Continued Enforceability. The parties acknowledge and agree that the Lease remains in full force and effect, unchanged except as expressly provided for in this Amendment. This Amendment and the Lease shall be read together as one document. In the event of any conflict between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall govern.

9.          Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of California.

10.         Further Modifications. This Amendment may only be modified pursuant to a written agreement signed by all of the parties hereto.

11.         Entire Agreement. This Amendment and the documents described herein contain the entire agreement between the parties hereto with respect to the matters described herein and supersede all prior agreements, oral or written, between the parties hereto with respect to such matters.

12.         Counterparts. This Amendment may be executed in several counterparts and all so executed shall constitute one agreement, binding upon all of the parties hereto, notwithstanding that all of the parties are not signatories to the same counterpart.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

LANDLORD:	TENANT:
FPOC, LLC	EKSO bionics, inc.
A California limited liability company	A Delaware corporation

By:
J.R. Orton, III	By:
Manager	Name:
Title:

By:
Name:
Title:

EXHIBIT A

TENANT IMPROVEMENT